UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 5, 2014

CHARTER FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	001-35870	90-0947148
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1233 O. G. Skinner Drive, West Point, Georgia	31833
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (706) 645-1391

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Amended and Restated Employment Agreement with Robert L. Johnson.  Effective as of December 5, 2014 (the “Effective Date”), Charter Financial Corporation, a Maryland corporation (the “Company”) entered into an employment agreement (the “Agreement”) with Robert L. Johnson, President and Chief Executive Officer of the Company (“Executive”) which replaces the prior employment agreement entered between the Company’s predecessor, Charter Financial Corporation, a federally chartered corporation, and Executive.  The Agreement’s term is for an initial period beginning on the Effective Date and ending on December 31, 2017 and will continue during the period of any additional extensions (the “Employment Period”).  Prior to January 1 of each year (each, an “Anniversary Date”), commencing January 1, 2016, the Board of Directors of the Company (the “Board”) will conduct an annual review of Executive’s performance and may extend the Employment Period for an additional year such that the remaining term is three years.  In the event of a change of control (as defined in the Agreement), the Agreement will be deemed to have been extended for three years following the effective date of the change of control.

The Agreement provides Executive with an annual base salary of $339,858.  The Board will review Executive’s salary not less frequently than once every 12 months and may in its discretion approve a salary increase.  In addition, Executive is entitled to participate in the employee benefit plans and arrangements offered by the Company or CharterBank (the “Bank”) and in any incentive compensation plan or programs of the Bank or the Company in which he is eligible to participate.

In the event of Executive’s termination for cause, the Company will pay Executive his unpaid compensation as of the date of termination as well as accrued benefits under employee benefit and compensation plans and programs maintained for the benefit of officers and employees of the Company (the Standard Termination Entitlements).

In the event the Company discharges Executive without cause or Executive resigns for “good reason,” as defined in the Agreement, Executive will be entitled to the Standard Termination Entitlements and a lump sum payment equal to three times his “average annual compensation,” as defined in the Agreement.  In the event Executive’s termination occurs following a change of control, the Company will pay a lump sum payment equal to three times Executive’s average annual compensation and continue coverage for Executive and his spouse and dependents under all “employee benefit plans” (other than under any pension plan), including any non-qualified deferred compensation plan or tax-qualified retirement plan, equity compensation plan or bonus plan, for three years following termination, on the same terms and conditions (including cost to Executive) that apply to similarly situated active executive officers of the Company, provided that in the event the Company is unable to provide such benefit, the Company will pay Executive a cash amount in lieu of such coverage.  The additional amounts payable pursuant to this paragraph are referred to as the “Additional Termination Entitlements.”  Any cash payments will be made within 30 days following Executive’s termination, provided that the Company may condition the payment of the Additional Termination Entitlements on Executive’s execution of a release of claims against the Company and its wholly-owned subsidiary, CharterBank.

In addition, for one year following termination of employment (other than upon termination following a change in control), Mr. Johnson may not compete with the Company and the Bank or solicit or hire the Company’s or the Bank’s employees.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement attached hereto as Exhibit 10.1 of this Current Report on Form 8-K, and is incorporated by reference into this Item 5.02.

Item 9.01                      Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired. Not applicable.

(b)	Pro forma financial information. Not applicable.

(c)	Shell company transactions. Not applicable.

(d)	Exhibits.

Exhibit Number                                           Description

Exhibit 10.1	Amended and Restated Employment Agreement between Charter Financial Corporation and Robert L. Johnson

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARTER FINANCIAL CORPORATION
DATE: December 10, 2014	By:	/s/ Curtis R. Kollar
Curtis R. Kollar
Senior Vice President and Chief Financial Officer